Exhibit 3

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Ophir Naor, Adv as his or true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for her and in her name, place and stead, in any and all capacities, to sign any and all documents relating to any and all Securities and Exchange Commission filings which may be required, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

This power shall continue in effect until terminated in writing. Dated: November 10, 2025

/s/ Reading Capital Ltd.
Reading Capital Ltd.
By: Tsahi Avraham

/s/ Yaron Shidlo
Yaron Shidlo

/s/ Ran Gritzerstein
Ran Gritzerstein

/s/ Barak Capital Ltd.
Barak Capital Ltd.
By: Eyal Shlomo Bakshi

/s/ * Idan Bakal
Idan Bakal

/s/ Sparta 24 Ltd
Sparta 24 Ltd.
By: Alon Gonen

/s/ Shira Bakal
Shira Bakal

/s/ Avraham Bekel
Avraham Bekel

/s/ Moshe Shemesh
Moshe Shemesh

/s/ Creative Value Capital Ltd
Creative Value Capital Ltd.
By: Daniel Saar

/s/ Rotem Shimoni
Rotem Shimoni

/s/ Neva Sebal Ltd.
Neva Sebal Ltd.
By: Gadi Hazan

/s/ Dan Tzafrir
Dan Tzafrir

/s/ Davidian Brosh Entrepreneurship Ltd
Davidian Brosh Entrepreneurship Ltd
By: Haim Davidian

/s/ Matan Har Noy
Matan Har Noy

/s/ Carmit Shemesh
Carmit Shemesh

/s/ Idea L.P.
Idea L.P.
By: Moshe Arkin

/s/ More Provident Funds and Pension Ltd.
More Provident Funds and Pension Ltd.
By: YD More Investments Ltd.
By: Yosef Meirov

/s/ Simon Sivan
Simon Sivan

/s/ YAZ investment and properties LTD
YAZ investment and properties LTD
By: Yehuda Tzadik

/s/ Mazuz and Wieselberger Genesis Investments, Limited Partnership
Mazuz and Wieselberger Genesis Investments, Limited Partnership

By:

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